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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
RomTech, Inc.

         We consent to incorporation by reference in the registration statements (No.'s 333-23709 and 333-26305) on Form S-3 of RomTech, Inc. of our report dated September 17, 1997, relating to the consolidated balance sheet of RomTech, Inc. and subsidiary as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1997, which report appears in the June 30, 1997 Annual Report on Form 10-KSB of RomTech, Inc.



                                                    /s/ KPMG Peat Marwick LLP

                                                    Philadelphia, Pennsylvania
                                                    September 24, 1997